Mr. Ehrlichman’s transactions since September 28, 2023

Date	Securities Acquired (Sold)	Price Per Share	Where and how effected
2023-09-29	2,439	$0.80	Purchase on open market pursuant to the Trading plan
2023-10-01	98,816	N/A (1)	RSU Vesting
2023-10-2	67,225	$0.7910 (2)	Purchase on open market pursuant to the Trading plan
2023-12-23	(912,326)	N/A (3)	Forfeited Earnout Shares
2024-01-01	72,421	N/A (4)	RSU Vesting
2024-04-01	98,817	N/A (5)	RSU Vesting
2024-04-05	145,706	N/A (6)	RSU Vesting
2024-04-05	520,672	N/A	RSU Grant
2024-07-01	57,937	N/A (7)	RSU Vesting
2024-10-01	84,332	N/A (8)	RSU Vesting
2024-10-05	72,853	N/A (9)	RSU Vesting
2025-04-01	26,393	N/A (10)	RSU Vesting
2025-04-04	31,790	N/A (11)	RSU Grant with Immediate Vesting
2025-04-04	343,339	N/A (12)	RSU Grant
2025-04-05	203,021	N/A (13)	RSU Vesting
2025-06-25	(343,339)	N/A (12)	Cancelled RSU Grant
2025-06-25	291,112	N/A (14)	RSU Grant

(1)	74,180 shares were delivered after tax withholding.
(2)	The reported price is a weighted average purchase price. These shares were purchased in multiple transactions at prices ranging from $0.7907 to $0.7912 per share.
(3)
Reflects the forfeiture of restricted shares of common stock ("Earnout Shares") previously issued pursuant to the Agreement and Plan of Merger, dated as of July 30, 2020, (as amended, the "Merger Agreement") by and among Porch Group, Inc. (f/k/a PropTech Acquisition Corporation), Porch.com, Inc. and other parties thereto.  The Earnout Shares were automatically forfeited on December 23, 2023 pursuant to the terms of the Merger Agreement because certain vesting conditions were not satisfied.  683,430 of the forfeited Earnout Shares were held by the Reporting Person and 228,796 were held by West Equities, LLC.

(4)	51,267 shares were delivered after tax withholding.
(5)	74,180 shares were delivered after tax withholding.
(6)	100,204 shares were delivered after tax withholding.
(7)	34,802 shares were delivered after tax withholding.
(8)	50,657 shares were delivered after tax withholding.
(9)	43,762 shares were delivered after tax withholding.
(10)	19,573 shares were delivered after tax withholding.
(11)	19,096 shares were delivered after tax withholding.
(12)
Due to an inadvertent calculation error, the number of RSUs awarded pursuant to the RSU Grant was incorrect. The RSU Grant was cancelled on June 25, 2025 without any value received by the Reporting Person and the June 25, 2025 RSU grant was issued in lieu therof.

(13)	143,405 shares were delivered after tax withholding.
(14)	The June 25, 2025 RSU grant was issued in lieu of the April 4, 2025 RSU grant that was cancelled (see footnote 12).